UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 13, 2026

OCUGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36751	04-3522315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Great Valley Parkway

Malvern, Pennsylvania 19355

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (484) 328-4701

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	OCGN	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On October 13, 2026, Ocugen, Inc. (the “Company” or “Ocugen”) entered into an Exclusive License Agreement (the “License Agreement”) with Roots Pharmaceutical Company WLL (“Roots”), pursuant to which Roots was granted an exclusive, non-sublicensable, royalty-bearing license to (i) make, have made, manufacture, import, export, distribute, use, have used, keep, sell, have sold, or offer for sale, including to research, develop, commercialize, register, modify, enhance, improve, or otherwise exploit OCU400 (the “licensed product”)—Ocugen’s novel modifier gene therapy for retinitis pigmentosa (“RP”) in certain countries in the Middle East and North Africa (“the Territory”) and (ii) to use the trademark selected by Ocugen in the Territory solely in connection with the licensed product in gene therapy for the treatment of RP in humans.

Roots will have sole control over preparing, filing and maintaining regulatory submissions and communicating with regulatory authorities in the Territory. Roots has agreed to use commercially reasonable efforts to develop, seek, register and obtain regulatory approval for, and to commercialize, the licensed product in the Territory. The Company will own the global safety database with respect to the licensed product.

Under the License Agreement, the Company will receive (i) an up-front license fee and potential regulatory and development milestone payments of up to $4 million in the aggregate; and (ii) payments upon achievement of certain sales milestones of up to $255.0 million. Additionally, Ocugen will receive a royalty of 22% on net sales of the licensed product generated by Roots in the Territory. On October 13, 2026, Ocugen and Roots also entered into a commercial supply agreement, pursuant to which Ocugen will manufacture and supply the licensed product to Roots.

The License Agreement and the licenses granted thereunder will continue in force until the last to occur of: (a) the 20 year anniversary of the date of the first commercial sale of the licensed product in the Territory; (b) the expiration of the last valid claim of a patent right within the licensor patent rights in the Territory; and (c) the expiration of the market exclusivity, including any regulatory exclusivity for the licensed product in the Territory, and on such date the License Agreement and the licenses granted thereunder will terminate automatically. In addition, the License Agreement contains customary termination provisions in the event of an uncured material breach or upon certain corporate actions or events, including bankruptcy, receivership, or liquidation.

The foregoing summary of the material terms of the License Agreement is qualified in its entirety by the terms of the License Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2026 to be filed with the Securities and Exchange Commission (the “SEC”).

Item 7.01	Regulation FD Disclosure.

On October 14, 2026, the Company issued a press release announcing the execution of the License Agreement. A copy of the press release is furnished hereto as Exhibit 99.1 and is incorporated herein by reference. The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of such section, nor will such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as may be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

On October 14, 2026, the Board of Directors (the “Board”) of the Company determined to postpone the Special Meeting of Stockholders of the Company (the “Special Meeting”), which was previously adjourned to October 26, 2026, solely with respect to the proposal to approve the adoption of an amendment to the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock, par value $0.01 per share, by 250,000,000 shares (“Proposal 1”). The Special Meeting is postponed in order to provide additional time for stockholders to consider and vote on Proposal 1.

The Special Meeting will be held on Tuesday, December 22, 2026, at 8:00 am, Eastern Time, virtually at www.virtualshareholdermeeting.com/OCGN2026SM2.

The close of business on October 30, 2026 will be the new record date for the determination of stockholders of the Company entitled to vote at the Special Meeting. The Company intends to file Definitive Additional Materials on Schedule 14A with the SEC related to the Special Meeting.

STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED BY THE COMPANY ON JULY 30, 2026, AS WELL AS DEFINITIVE ADDITIONAL MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS WHEN THEY BECOME AVAILABLE, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION CONCERNING PROPOSAL 1 TO BE VOTED ON AT THE SPECIAL MEETING.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
99.1	Press Release of the Company, dated October 14, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2026

OCUGEN, INC.

By:	/s/ Shankar Musunuri
Name: Shankar Musunuri
Title: Chairman, Chief Executive Officer, & Co-Founder